Exhibit 107.1

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

GeoVax Labs, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share, to be issued under the Registrant’s 2025 Stock Incentive Plan	Rules 457(c) and 457(h)	894,700 (2)	$1.035 (3)	$926,014.50	$153.10 per $1,000,000	$141.77
Equity	Common Stock, par value $0.001 per share, to be issued under the Registrant’s 2025 Stock Incentive Plan	Rule 457(h)	805,300 (4)	$2.48 (5)	$1,997,144	$153.10 per $1,000,000	$305.77
Total Offering Amounts				—	—	—	$447.54
Total Fee Offsets (4)				—	—	—	—
Net Fee Due				—	—	—	$447.54

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall be deemed to cover any additional securities that may from time to time be offered or issued under the GeoVax Labs, Inc. 2025 Stock Incentive Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of 894,700 shares of Common Stock that may become issuable under the Plan pursuant to its terms.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on June 2, 2025.

(4)

Consists shares of Common Stock issuable upon the exercise of outstanding stock options, previously issued under the Plan, to purchase an aggregate of 805,300 shares of Common Stock at an exercise price of $2.48.

(5)	Pursuant to Rule 457(h)(1) under the Securities Act, the aggregate offering price and registration statement fee have been computed upon the basis of the price at which the options may be exercised.

(6)	The Registrant does not have any fee offsets.